                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Genuine Parts Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             GENUINE PARTS COMPANY
                             2999 CIRCLE 75 PARKWAY
                             ATLANTA, GEORGIA 30339

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 17, 2000

                             ---------------------

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

     Notice is hereby given that the Annual Meeting of Shareholders of Genuine Parts Company (the "Company") will be held at 2999 Circle 75 Parkway, Atlanta, Georgia, on the 17th day of April, 2000, at 10:00 a.m., for the following purposes:

          (1) To elect three Class II directors;

          (2) To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

          (3) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

     Only holders of record of Common Stock at the close of business on February 10, 2000 will be entitled to vote at the meeting. The transfer books will not be closed. A complete list of the shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company immediately prior to the meeting.

     The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

                                          By Order of the Board of Directors,

                                          /s/ Carol B. Yancey
                                          CAROL B. YANCEY
                                          Vice President and Corporate Secretary

Atlanta, Georgia
March 1, 2000

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                             GENUINE PARTS COMPANY
                             2999 CIRCLE 75 PARKWAY
                             ATLANTA, GEORGIA 30339

                             ---------------------

                                PROXY STATEMENT

                        ANNUAL MEETING -- APRIL 17, 2000

     This Proxy Statement is being furnished to the shareholders of Genuine Parts Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's Annual Meeting of Shareholders to be held on April 17, 2000, at 10:00 a.m. local time, and at any reconvened meeting following any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 1, 2000.

     All proxies received by the Company will be voted in accordance with instructions appearing on such proxies. A shareholder who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company, by delivery of a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing address of the executive offices of the Company is 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

     An annual report to the shareholders, including financial statements for the year ended December 31, 1999, is enclosed herewith.

     At the close of business on the record date for the Annual Meeting, which was February 10, 2000, the Company had outstanding and entitled to vote at the Annual Meeting 176,801,292 shares of Common Stock.

     Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

     The vote required for the election of directors and the selection of independent auditors is a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Consequently, with respect to the election of directors, withholding authority to vote with respect to one or more nominees will be counted as present for purposes of determining the existence of a quorum and as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for approval, and will have the same effect as a vote "against" such proposal. With respect to the proposal for the selection of independent auditors, abstentions and broker "non-votes" will be counted as present for purposes of determining the existence of a quorum and as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for approval, and will have the same effect as a vote "against" such proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

                            1. ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of eleven directorships, divided into two classes of four directors each and one class of three directors, with the terms of office of each class ending in successive years. The terms of directors in Class II expire on the date of this Annual Meeting. The current directors in Class I and Class III will continue in office.

     The shareholders are being asked to vote on the election of the three nominees for director in Class II. The Class II nominees will serve for terms of three years each and until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death. All of the nominees are presently directors. In the absence of contrary instructions, the proxy will be voted for the election of the three nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the election of the remaining nominees and for the election of such other persons as they may select.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

     The following tables and information below set forth the name of each nominee and each director continuing in office, their ages, principal occupations and the year each of them first joined the Board. For information concerning membership on committees of the Board of Directors, see "Other Information about the Board and its Committees" below.

                             NOMINEES FOR DIRECTOR

                                    CLASS II
     FOR A THREE-YEAR TERM EXPIRING ON THE DATE OF THE 2003 ANNUAL MEETING

                                                                                     YEAR FIRST
NAME                                 AGE     POSITION WITH THE COMPANY            ELECTED DIRECTOR
----                                 ---     -------------------------            ----------------
Richard W. Courts, II                64      Director                                   1998
Larry L. Prince                      61      Chairman of the Board, Chief               1979
                                             Executive Officer and Director
James B. Williams                    66      Director                                   1980

     Mr. Courts is Chairman of the Board of Directors of Atlantic Investment Company, a position he has held since 1992, following his service as President since 1970. Atlantic Investment Company is headquartered in Atlanta, Georgia and is engaged in the business of real estate and capital investments. Mr. Courts is also a director of SunTrust Banks of Georgia, Inc., SunTrust Bank, Atlanta, Southern Mills, Inc. and Cousins Properties, Inc.

     Mr. Prince is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Prince has been Chairman of the Board since 1990, and Chief Executive Officer since 1989. He is also a director of Crawford & Company, Equifax Inc., John H. Harland Co., Southern Mills, Inc., and SunTrust Banks, Inc.

     Mr. Williams is Chairman of the Executive Committee of SunTrust Banks, Inc., a position he has held since 1998. Mr. Williams was Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc. from 1991 to 1998. Mr. Williams has been a member of the Board of Directors of SunTrust Banks, Inc. since 1984. He served as President of SunTrust Banks, Inc. from 1990 to 1991. Mr. Williams is also a director of The Coca-Cola Company, Georgia-Pacific Corporation, Rollins, Inc. and RPC, Inc.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                   CLASS III
              TERM EXPIRING ON THE DATE OF THE 2001 ANNUAL MEETING

                                                                                    YEAR FIRST
              NAME                 AGE        POSITION WITH THE COMPANY          ELECTED DIRECTOR
              ----                 ---        -------------------------          ----------------
Jean Douville                      56         Director                                 1992
Stephen R. Kendall                 56         Director                                 1998
J. Hicks Lanier                    59         Director                                 1995
Alana S. Shepherd                  69         Director                                 1993

     Mr. Douville has been President and a director of UAP Inc. since 1981, Chief Executive Officer of UAP Inc. since 1982, and Chairman of the Board of UAP Inc. since 1994. UAP Inc., a wholly-owned subsidiary of the Company, is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is a director of A.L. Van Houtte Ltd. and Banque Nationale du Canada.

     Mr. Kendall has been President and a director of EIS, Inc. since 1990. EIS, Inc., a wholly-owned subsidiary of the Company, is a distributor of materials for the manufacture of electronic and electrical apparatus, headquartered in Atlanta, Georgia.

     Mr. Lanier has been President of Oxford Industries, Inc. since 1977, Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and a director of Oxford Industries, Inc. since 1969. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company, Shaw Industries, Inc. and SunTrust Banks of Georgia, Inc.

     Ms. Shepherd is Secretary of the Board of Directors of The Shepherd Center, a position she has held since 1974. Ms. Shepherd is a director emeritus of Wachovia Bank of Georgia.

                                    CLASS I
              TERM EXPIRING ON THE DATE OF THE 2002 ANNUAL MEETING

                                                                                    YEAR FIRST
NAME                               AGE        POSITION WITH THE COMPANY          ELECTED DIRECTOR
----                               ---        -------------------------          ----------------
Bradley Currey, Jr.                69         Director                                 1990
Robert P. Forrestal                68         Director                                 1996
Thomas C. Gallagher                52         President, Chief Operating               1990
                                              Officer and Director
Lawrence G. Steiner                61         Director                                 1972

     Mr. Currey is the retired Chairman of the Board of Directors of Rock-Tenn Company, a manufacturer and distributor of paperboard and packaging products located in Norcross, Georgia. He held the position of Chief Executive Officer from 1989 to 1999 and the position of Chairman of the Board from 1993 to 1999. Mr. Currey was President of Rock-Tenn Company from 1978 to 1995. Mr. Currey is a director of Brown & Brown, Inc.

     Mr. Forrestal is of counsel in the law firm of Smith, Gambrell & Russell in Atlanta, Georgia, a position he has held since January 1996. Mr. Forrestal was President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1983 to 1995. Mr. Forrestal is a director of Equifax Inc., ING North America Company and ING Advisory Council.

     Mr. Gallagher has been President and Chief Operating Officer of the Company since 1990, and Chairman of the Board of Directors and Chief Executive Officer of S.P. Richards Company from 1988 through 1999. Mr. Gallagher is a director of Oxford Industries, Inc. and National Service Industries, Inc.

     Mr. Steiner is Chairman of the Board and President of Ameripride Services Inc. Mr. Steiner has been President of Ameripride Services Inc. since 1979, and Chairman of the Board since 1992. Ameripride Services Inc. is headquartered in Minneapolis, Minnesota, and is engaged in the business of linen and garment rental.

OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     During 1999, the Board of Directors held four meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of Committees of the Board on which they served. The Board presently has three standing committees. Certain information regarding the functions of the Board's committees, their present membership and the number of meetings held by each committee during 1999 is described below:

          Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chairman), Thomas C. Gallagher, Bradley Currey, Jr. and James B. Williams. During 1999, this committee held five meetings.

          Audit Committee. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company's procedures for internal auditing and inquires as to the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are James B. Williams (Chairman), Richard W. Courts, II, Robert P. Forrestal, Alana S. Shepherd and Lawrence G. Steiner. During 1999, the Audit Committee held three meetings.

          Compensation and Stock Option Committee. The Compensation and Stock Option Committee is authorized to fix the compensation of senior officers of the Company, to administer the Company's 1988 Stock Option Plan, 1992 Stock Option and Incentive Plan, 1999 Long-Term Incentive Plan and 1999 Annual Incentive Bonus Plan, and to amend certain other benefit plans of the Company. The current members of the Compensation and Stock Option Committee are J. Hicks Lanier (Chairman), Bradley Currey, Jr. and James B. Williams. During 1999, the Compensation and Stock Option Committee held three meetings.

          The Company's Board of Directors does not have a nominating committee.

          Compensation of Directors. From January through September 1999, directors who were not full-time employees of the Company or its subsidiaries were paid $6,250 per fiscal quarter plus $925 per meeting attended, except the Chairmen of the Audit Committee and the Compensation and Stock Option Committee who were paid $7,000 per fiscal quarter plus $925 per meeting attended. From October through December 1999, directors who were not full-time employees of the Company or its subsidiaries were paid $7,500 per fiscal quarter plus $1,100 per meeting attended, except the Chairmen of the Audit Committee and the Compensation and Stock Option Committee who were paid $8,500 per fiscal quarter plus $1,100 per meeting attended.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of February 10, 2000, as to persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

                                                                         SHARES
                                        NAME AND ADDRESS              BENEFICIALLY      PERCENT
       TITLE OF CLASS                  OF BENEFICIAL OWNER              OWNED(1)        OF CLASS
       --------------                  -------------------            ------------      --------
Common Stock,                Capital Research and Management Company   13,160,800(2)      7.4%
  $1.00 par value            333 South Hope Street
                             Los Angeles, California 90071
Common Stock,                Dodge & Cox                                9,235,819(3)      5.2%
  $1.00 par value            One Sansome St., 35th Floor
                             San Francisco, California 94104
Common Stock,                Sanford C. Bernstein & Co., Inc.          12,994,565(4)      7.3%
  $1.00 par value            767 Fifth Avenue
                             New York, New York 10153
Common Stock,                SunTrust Banks, Inc., as parent holding    9,910,718(5)      5.6%
  $1.00 par value            company on behalf of certain
                             subsidiaries
                             303 Peachtree Street, Suite 1500
                             Atlanta, Georgia 30308

---------------

(1) This information is based upon information included in (a) a Schedule 13G, dated February 10, 2000, filed by Capital Research and Management Company,
    (b) a Schedule 13G, dated February 14, 2000, filed by Dodge & Cox, (c) a
    Schedule 13G, dated February 8, 2000, filed by Sanford C. Bernstein & Co., Inc. ("Sanford Bernstein"), and (d) a Schedule 13G, dated February 10, 2000, filed by SunTrust Banks, Inc., as parent holding company of certain subsidiaries.
(2) Capital Research and Management Company, a registered investment adviser, is deemed to be the beneficial owner of the reported shares as a result of acting as investment adviser to various registered investment companies. Capital Research and Management Company disclaims beneficial ownership of these shares.
(3) Dodge & Cox is a registered investment adviser. The reported shares are beneficially owned by clients of Dodge & Cox, which client may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.
(4) Sanford Bernstein is a registered investment adviser. The reported shares are held for the accounts of discretionary clients of Sanford Bernstein, who have the right to receive dividends from and the proceeds of sale thereof.
(5) SunTrust Banks, Inc. is a parent holding company for a number of banking and other subsidiaries. The reported shares are held by one or more such subsidiaries in various fiduciary and agency capacities. SunTrust Banks, Inc. and such subsidiaries disclaim beneficial interest in any of the reported shares.

COMMON STOCK OWNERSHIP OF MANAGEMENT

     Based on information provided to the Company, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company by the Company's directors, the Named Executive Officers (as defined herein) and the directors, nominees for director and executive officers of the Company as a group (18 persons) as of February 10, 2000:

                                                                             PERCENTAGE OF
                      NAME OF DIRECTOR, NOMINEE     SHARES OF COMMON STOCK    COMMON STOCK
  TITLE OF CLASS     OR NAMED EXECUTIVE OFFICER     BENEFICIALLY OWNED(1)    OUTSTANDING(2)
  --------------     --------------------------     ----------------------   --------------
Common Stock,       Robert J. Breci                        1,209,011(3)              *
  $1.00 par value   Richard W. Courts, II                    297,640(4)              *
                    Bradley Currey, Jr.                       43,490(5)              *
                    Jean Douville                              4,135(6)              *
                    Robert P. Forrestal                        1,500(7)              *
                    Thomas C. Gallagher                    1,491,407(8)              *
                    George W. Kalafut                      2,057,828(9)            1.2%
                    Stephen R. Kendall                       945,483(10)             *
                    J. Hicks Lanier                           40,881(11)             *
                    Robert E. McKenna                         59,058(12)             *
                    Larry L. Prince                          715,010(13)             *
                    Alana S. Shepherd                          2,386                 *
                    Lawrence G. Steiner                        8,020(14)             *
                    James B. Williams                         34,017(15)             *
                    Directors, Nominees and                4,824,613(16)           2.7%
                    Executive Officers as a Group

---------------

   * Less than 1%.
 (1) Information relating to the beneficial ownership of Common Stock by directors, nominees for director and Named Executive Officers is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934. Except as indicated in other footnotes to this table, directors, nominees and Named Executive Officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director's, nominee's or executive officer's immediate family have a beneficial interest, and as to which such shares the director, nominee or executive officer disclaims beneficial ownership.
 (2) Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or Named Executive Officer does not exceed one percent of the outstanding Common Stock of the Company.
 (3) Includes 54,847 shares subject to stock options exercisable currently or within 60 days. Also includes 1,088,532 shares held in a benefit fund for Company employees, of which Mr. Breci is one of four trustees. Mr. Breci disclaims beneficial ownership as to all such shares held in trust.
 (4) Includes 1,350 shares held by a profit-sharing trust for which Mr. Courts is sole trustee and 296,065 shares held by certain charitable foundations for which Mr. Courts is a trustee and thereby has shared voting and investment power. (Mr. Courts disclaims beneficial ownership as to the shares held by such trust and foundations.) Also includes 225 shares owned by Mr. Courts' wife (as to which shares he disclaims beneficial ownership).
 (5) Includes 3,490 shares of Common Stock equivalents held in Mr. Currey's stock account under the Directors' Deferred Compensation Plan. See "Compensation Pursuant to Plans."
 (6) Includes 1,885 shares of Common Stock equivalents held in Mr. Douville's stock account under the Directors' Deferred Compensation Plan. See "Compensation Pursuant to Plans."
 (7) All 1,500 shares are owned jointly by Mr. Forrestal and his wife.

 (8) Includes 248,029 shares subject to stock options exercisable currently or within 60 days and 946 shares owned jointly by Mr. Gallagher and his wife. Also includes 1,088,532 shares held in a benefit fund for Company employees, of which Mr. Gallagher is one of four trustees. Mr. Gallagher disclaims beneficial ownership as to all such shares held in trust.
 (9) Includes 69,486 shares subject to stock options exercisable currently or within 60 days. Also includes 1,088,532 shares held in a benefit fund for Company employees, of which Mr. Kalafut is one of four trustees, and 870,369 shares held in trust for the Company's Pension Plan, of which Mr. Kalafut is one of three trustees. Including the shares held in such trusts, Mr. Kalafut's beneficial ownership was 1.2% of the Common Stock outstanding on February 10, 2000. Mr. Kalafut disclaims beneficial ownership as to all such shares held in both trusts.
(10) Includes 201,650 shares subject to stock options exercisable currently or within 60 days and 85,930 contingency shares in Mr. Kendall's name. Also includes 47,500 shares held in Kendall Charitable Trust for which Mr. Kendall has sole investment power for such shares. Also includes 208,608 shares and 51,681 contingency shares held in Kendall Financial Partners, Ltd. (for which Mr. Kendall disclaims beneficial ownership) and 160,744 shares held in the EIS, Inc. Employee Stock Ownership Plan.
(11) Includes 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustee. Also includes 2,250 shares owned by Oxford Industries, Inc. Foundation, as to which Mr. Lanier has shared voting and investment power (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and has sole voting and shared investment power for such shares (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 9,900 shares held in four trusts for the benefit of Mr. Lanier's siblings for which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustees. Mr. Lanier disclaims beneficial ownership as to these 9,900 shares.
(12) Includes 12,292 shares subject to stock options exercisable currently or within 60 days.
(13) Includes 380,580 shares subject to stock options exercisable currently or within 60 days, and includes 91,125 shares held by a charitable foundation for which Mr. Prince is a trustee and thereby has shared voting and investment power for such shares. Mr. Prince disclaims beneficial ownership as to such shares held in trust.
(14) Includes 1,113 shares owned by Mr. Steiner's wife (as to which such shares Mr. Steiner disclaims beneficial ownership), and 2,407 shares held in trust in nominee's name for the benefit of Mr. Steiner.
(15) Includes 4,018 shares of Common Stock equivalents held in Mr. Williams' stock account under the Directors' Deferred Compensation Plan. See "Compensation Pursuant to Plans."
(16) This figure includes 1,072,454 shares issuable to certain executive officers upon the exercise of options that are exercisable currently or within 60 days under the Company's 1988 Stock Option Plan, 1992 Stock Option and Incentive Plan and 1999 Long-Term Incentive Plan, 137,611 shares contingently issuable pursuant to an acquisition agreement, 1,088,532 shares held in a benefit fund for Company employees, 870,369 shares held in trust for the Company's Pension Plan, and 9,393 shares held as Common Stock equivalents under the Directors' Deferred Compensation Plan. The individual totals for Mr. Courts and Mr. Prince includes 91,125 shares held by the John Bulow Campbell Foundation of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure. The individual totals for Messrs. Breci, Gallagher and Kalafut each include the 1,088,532 shares mentioned above as held in a benefit fund for Company employees of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ending December 31, 1999, 1998 and 1997, of (i) the Chief Executive Officer as of December 31, 1999, and (ii) the other four most highly compensated executive officers of the Company as of December 31, 1999 (for the purposes of this and the following tables and discussion concerning executive compensation, such five executive officers shall be referred to as the "Named Executive Officers"):
                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                    COMPENSATION AWARDS
                                                                 -------------------------
                                        ANNUAL COMPENSATION      RESTRICTED     SECURITIES       ALL
                                      ------------------------     STOCK        UNDERLYING      OTHER
                                             SALARY     BONUS     AWARD(S)       OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR     ($)       ($)        ($)            (#)          ($)(1)
---------------------------           ----   -------   -------   ----------     ----------   ------------
Larry L. Prince                       1999   620,000   952,468    527,345(2)     175,000        2,000
  Chairman of the Board,              1998   590,000   788,535    552,150(2)          --        2,000
  Chief Executive Officer             1997   540,000   658,800    504,375(2)     150,000        1,900
  and Director
Thomas C. Gallagher                   1999   450,000   652,432    263,672(2)     125,000        2,000
  President, Chief Operating          1998   425,000   542,300    276,075(2)          --        2,000
  Officer and Director                1997   390,000   452,400    252,188(2)     125,000        1,900
George W. Kalafut                     1999   250,000   357,500         --         30,000        2,000
  Executive Vice President            1998   240,000   293,040         --             --        2,000
                                      1997   225,000   249,750         --         25,000        1,900
Robert J. Breci                       1999   281,000   321,464         --         30,000        2,000
  Executive Vice President            1998   270,000   261,360         --             --        2,000
                                      1997   248,000   205,840         --         25,000        1,900
Robert E. McKenna                     1999   300,000   216,769         --         30,000        2,000
  President -- U.S. Automotive        1998   250,000   102,500         --             --        2,000
  Parts Group                         1997   225,000    45,000         --         20,000        1,900

---------------

(1) For 1999, 1998 and 1997, amounts of "All Other Compensation" reflect Company matching contributions pursuant to the Genuine Partnership Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code")).
(2) On March 31, 1994, the Company entered into separate Restricted Stock Agreements (the "1994 Agreements") with Mr. Prince and Mr. Gallagher whereby the Company agreed to make certain grants of restricted stock to such officers (up to an aggregate maximum of 150,000 shares for Mr. Prince and 75,000 shares for Mr. Gallagher) if the Company achieved certain annual targets for earnings per share and price per share. The 1994 Agreements expired in 1999. On February 25, 1999, the Company entered into substantially similar Restricted Stock Agreements (the "1999 Agreements") with Mr. Prince and Mr. Gallagher for the grant of restricted stock to such officers (up to an aggregate maximum of 150,000 shares for Mr. Prince and 75,000 shares for Mr. Gallagher) upon the attainment of specified annual earnings per share and price per share targets. In each case, once such awards of restricted stock are granted, dividends on such restricted shares will be paid to the grantee. Restricted shares granted under the 1994 Agreements will vest on March 31, 2004, and restricted shares granted under the 1999 Agreements will vest on February 25, 2009, provided that the grantee remains employed by the Company until those dates (unless the grantee is terminated prior to such dates by reason of a change in control, death, disability or retirement, or the Compensation and Stock Option Committee accelerates the vesting of restricted stock granted under the 1994 or 1999 Agreements). For 1997, 1998 and 1999, the amounts specified in "Restricted Stock Awards" reflect grants under the 1994 and 1999 Agreements made on (and valued as of) February 13, 1997, May 12, 1997, March 20, 1998, and July 7, 1999, respectively, in connection with the Company's achievement of the earnings per share target for 1996 under the 1994

    Agreements, the second and third price per share targets under the 1994 Agreements, and the first price per share target under the 1999 Agreements. The value of all restricted stock held by Mr. Prince and Mr. Gallagher as of December 31, 1999 was $2,456,438 and $1,228,219, respectively (such value is calculated by multiplying the number of restricted stock shares held by $24.8125, which was the closing price of the Company's Common Stock on December 31, 1999).

                       OPTION GRANTS IN FISCAL YEAR 1999

     The following table contains information about option awards made to the Named Executive Officers on April 19, 1999 under the 1992 Stock Option and Incentive Plan and 1999 Long-Term Incentive Plan. See "Compensation and Stock Option Committee Report on Executive Compensation" below.

                                   NUMBER OF      % OF TOTAL
                                  SECURITIES       OPTIONS
                                  UNDERLYING      GRANTED TO    EXERCISE OR                      GRANT DATE
                                    OPTIONS      EMPLOYEES IN   BASE PRICE                      PRESENT VALUE
              NAME                GRANTED(#)     FISCAL YEAR     ($/SHARE)    EXPIRATION DATE      ($)(1)
              ----                -----------    ------------   -----------   ---------------   -------------
Larry L. Prince                     175,000(2)        8.5%        32.4375     April 19, 2009       841,750
Thomas C. Gallagher                 125,000(2)        6.1%        32.4375     April 19, 2009       601,250
George W. Kalafut                    30,000(2)        1.5%        32.0938     April 19, 2009       142,800
Robert J. Breci                      30,000(2)        1.5%        32.0938     April 19, 2009       142,800
Robert E. McKenna                    30,000(2)        1.5%        32.4375     April 19, 2009       144,300

---------------

(1) Based on the Black-Scholes option pricing model for use in valuing executive stock options. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The value calculations for the options listed above are based on the following assumptions: interest rate (based on the ask yield to maturity on a U.S. Treasury strip with a maturity equal to the term of the relevant option) of 5.83% for ten year options granted on April 19, 1999; annual dividend yield of 3.5%, the average annual dividend yield on a share of Common Stock during the past four fiscal quarters; volatility of 7.4% based upon annualized standard deviation of monthly returns of the Common Stock over the 99 months ending March 31, 1999; and a date of exercise no sooner than the date first exercisable under the terms of the option, and no later than the expiration date of the option.
(2) Nonqualified stock options which vest completely and may be exercised twelve months after the date of the grant, but no later than the expiration date. The exercise price for each nonqualified stock option is the fair market value on the date granted. These options may be exercised no later than the expiration date and accelerated by the Compensation and Stock Option Committee upon certain "changes in control" of the Company as defined in the Company's 1992 Stock Option and Incentive Plan and 1999 Long-Term Incentive Plan.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                       AND FISCAL YEAR-END OPTION VALUES

     Shown below is information with respect to options exercised by the Named Executive Officers during 1999 and the unexercised options to purchase the Company's Common Stock granted in prior years under the 1988 Stock Option Plan, the 1992 Stock Option and Incentive Plan and the 1999 Long-Term Incentive Plan to the Named Executive Officers and held by them as of December 31, 1999.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                                                               AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(2)
                         SHARES ACQUIRED       VALUE        ---------------------------   ---------------------------
         NAME            ON EXERCISE(#)    REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   --------------   -----------   -------------   -----------   -------------
Larry L. Prince              23,758           438,288         380,580        189,370        255,037        57,781
Thomas C. Gallagher              --                --         248,029        138,521        145,497        36,858
George W. Kalafut             4,000            49,620          69,486         47,364         76,040        32,259
Robert J. Breci               9,894           140,475          54,847         47,427         41,545        34,174
Robert E. McKenna             7,500            40,937          12,292         48,958             --            --

---------------

(1) The Value Realized represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.
(2) Represents the fair market value as of December 31, 1999 ($24.8125 per share closing stock price) of the option shares less the exercise price of the options.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee") is composed entirely of individuals who are outside directors. The Committee is responsible for making decisions with respect to the Company's executive compensation policies. In addition, pursuant to authority granted by the Board of Directors, the Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. In making decisions regarding executive compensation, the Committee has attempted to implement a policy that serves the financial interests of the Company's shareholders while providing appropriate incentives to its executive officers.

POLICY RELATIVE TO CODE SECTION 162(M)

     The Omnibus Budget Reconciliation Act of 1993 (OBRA) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as "performance-based" under Code Section 162(m). Compensation payable under the Company's annual bonus program for its executive officers, which was approved by the Company's shareholders at the 1999 Annual Meeting of shareholders, is designed to qualify as "performance-based" and therefore to be fully deductible by the Company. In addition, the 1999 Long-Term Incentive Plan permits the grant of stock options and other awards that are fully deductible under Code Section 162(m). It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive officers receive compensation comprised of base salaries, annual incentive bonuses, long-term incentive compensation in the form of stock options and restricted stock, and various benefits, including medical and pension plans.

  Base Salary

     The Committee sets base salaries for the Company's executive officers at levels generally below what it believes to be competitive salary levels in order to maintain an emphasis on incentive compensation. The Committee sets the base salary of the Chief Executive Officer based on (i) the Chief Executive Officer's base salary in the prior year; (ii) increases in the cost of living; (iii) increased responsibilities; (iv) the levels of Chief Executive Officer compensation granted by the other companies that are included in the Peer Index (as defined on page 17 of this Proxy Statement); and (v) the past performance (including the achievement in the prior fiscal year of certain Goals, as described below) and specific skills of the Chief Executive Officer as they relate to the needs of the Company. The Committee's review of the foregoing factors was subjective, and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding base salary. The Committee and the Chief Executive Officer set the base salary of every other executive officer of the Company based upon the same criteria.

  Annual Bonuses

     In order to maximize the interests of the Company's shareholders and its management, the Committee makes extensive use of annual bonuses based on the performance factors set forth below as a part of each executive's compensation. Pursuant to the Company's Annual Incentive Bonus Plan (the "Annual Incentive Plan"), the Committee sets annual bonuses such that an executive officer's annual bonus, assuming the Company achieves certain targets or goals, is approximately 48% of total annual compensation. However, if the Company's performance fluctuates markedly from the targets established by the Company, the executive officer may receive no bonus, or may receive an annual bonus that constitutes as much as 57% of total annual compensation, depending upon the extent and direction of such fluctuations.

     Each fiscal year, including 1999, the Committee sets the level of annual bonuses to be awarded to the Chief Executive Officer and other executive officers under the Annual Incentive Plan, based upon goals (the "Goals") set by the Company. The Goals set by the Company for projected pre-tax return (expressed as a percentage) on the Company's shareholders' equity as of the beginning of the fiscal year (the "Profit Goals") receive the most emphasis in calculating annual bonuses by the Committee since these Goals most forcefully tie the interests of the Company's shareholders and its executive officers together. If the Company meets a specified Profit Goal, the Company's executive officers are eligible to receive additional bonuses if the Company also attains certain (i) sales targets (the "Sales Goals"), and (ii) return on average investment or assets targets (the "Average Investment Goals").

     The Company's Goals are determined by aggregating all of the Profit, Sales and Average Investment Goals established at the lower levels of the Company and its subsidiaries (the "base goals"). Each base goal is set based upon (i) the prior year's performance by a particular jobbing store, branch or distribution center, (ii) the overall economic outlook of the region served by the particular jobbing store, branch or distribution center setting the base goal, and (iii) specific market opportunities. The formulation of the base goals is influenced to a degree by the Company's management which often attempts to set the tone and emphasis of base goals based on its interpretations of the above factors.

     Once the base goals have been compiled into the Company's Goals, the Committee reviews and ratifies their content, then sets the annual bonus schedule for the Company's Named Executive Officers based upon the Company's Goals. The annual bonuses for certain other executive officers of the Company are based on the aggregate base goals for the division or divisions of the Company for which they are responsible.

     For fiscal year 1999, Larry L. Prince, the Company's Chief Executive Officer, earned a bonus equal to 61% of his total annual compensation. The annual bonus awarded in connection with the Profit Goal, Sales Goal and Average Investment Goal constituted 90%, 5% and 5%, respectively, of Mr. Prince's 1999 bonus.

  Stock Options and Restricted Stock

     During 1999, the Committee provided long term compensation to the Company's executive officers in the form of stock options under the 1992 Stock Option and Incentive Plan (the "1992 Plan") and the 1999 Long-

Term Incentive Plan (the "1999 Plan"). The Committee believes that stock option grants are an effective way for the Company to align the interests of the Company's executives with its shareholders.

     In granting such stock options, the Committee considered (i) the recipient's level of responsibility; (ii) the recipient's specific function within the Company's overall organization; (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient's position(s); (iv) the number of options granted to executive officers by the other companies that are included in the Peer Indices; and (v) the amount of options currently held by the executive officer. The Committee's review of the foregoing factors was subjective and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding stock option grants. In 1999, the Committee granted options to purchase an aggregate of 2,043,000 shares of Common Stock at fair market value on the date of grant to 283 key employees, including each of the Named Executive Officers. The grants ranged in size from 2,000 to 175,000 shares, with Larry L. Prince, the Company's Chief Executive Officer, receiving the largest such grant.

     During 1999 the Committee provided long term compensation to Mr. Prince and Thomas C. Gallagher, the Company's President and Chief Operating Officer, in the form of restricted stock agreements under the 1999 Plan. Such agreements commit the Company to make future grants of restricted stock awards (up to a certain maximum number of shares) based upon (i) increases in the Company's Common Stock price to certain levels specified in the agreements (the "Stock Price Goals"), and (ii) the Company's achievement of certain earnings per share targets for each year from 1999 to 2003 as set forth in the agreements (the "Earnings Goals"). In determining whether to enter into a restricted stock agreement with a particular executive officer, the Committee considered (i) the recipient's level of responsibility; (ii) the recipient's specific function within the Company's overall organization; (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient's position(s). The Committee's review of the foregoing factors was subjective, and the Committee assigned no fixed value or weight to any of the factors when making its decisions. Such agreements committed the Company to make awards of up to a maximum of 150,000 shares of restricted stock to Mr. Prince and awards of up to a maximum of 75,000 shares to Mr. Gallagher. The Company met the first Stock Price Goal in 1999 and, therefore, awarded 15,000 shares of restricted stock to Mr. Prince and 7,500 to Mr. Gallagher in 1999.

  Benefits

     The Company provides medical and other similar benefits to its executive officers that are generally available to the Company's employees.

                                          Members of the Compensation and Stock
                                          Option Committee in 1999

                                          J. Hicks Lanier (Chairman)
                                          Bradley Currey, Jr.
                                          James B. Williams

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors served on the Compensation and Stock Option Committee during 1999: Bradley Currey, Jr., J. Hicks Lanier and James B. Williams. Mr. Lanier is Chief Executive Officer, Chairman of the Board and President of Oxford Industries, Inc., one of whose directors is the Company's President and Chief Operating Officer, Thomas C. Gallagher. Mr. Williams is Chairman of the Executive Committee of SunTrust Banks, Inc., one of whose directors, Larry L. Prince, is the Chairman of the Board and Chief Executive Officer of the Company. As of December 31, 1999, the Company had outstanding indebtedness to SunTrust Bank of approximately $357 million.

                         COMPENSATION PURSUANT TO PLANS

RETIREMENT PLANS

PENSION PLAN TABLE

     The following table illustrates the combined (total) benefits payable annually under the Company's Pension Plan and the Supplemental Retirement Plan to a participant with certain years of credited service and with certain final average earnings, assuming (i) retirement at age 65, (ii) the estimated maximum Social Security benefit payable to a participant retiring on December 31, 1999, and (iii) the benefit is paid as a single life annuity.

                           YEARS OF CREDITED SERVICE

FINAL AVERAGE
   ANNUAL
  EARNINGS         15         20         25         30         35         40         45
-------------   --------   --------   --------   --------   --------   --------   --------
 $  400,000     $152,200   $162,200   $172,200   $182,200   $192,200   $202,200   $212,200
    450,000      172,200    183,500    194,700    206,000    217,200    228,500    239,700
    500,000      192,200    204,700    217,200    229,700    242,200    254,700    267,200
    600,000      232,200    247,200    262,200    277,200    292,200    307,200    322,200
    700,000      272,200    289,700    307,200    324,700    342,200    359,700    377,200
    800,000      312,200    332,200    352,200    372,200    392,200    412,200    432,200
    900,000      352,200    374,700    397,200    419,700    442,200    464,700    487,200
  1,000,000      392,200    417,200    442,200    467,200    492,200    517,200    542,200
  1,100,000      432,200    459,700    487,200    514,700    542,200    569,700    597,200
  1,200,000      472,200    502,200    532,200    562,200    592,200    622,200    652,200
  1,300,000      512,200    544,700    577,200    609,700    642,200    674,700    707,200
  1,400,000      552,200    587,200    622,200    657,200    692,200    727,200    762,200
  1,500,000      592,200    629,700    667,200    704,700    742,200    779,700    817,200
  1,600,000      632,200    672,200    712,200    752,200    792,200    832,200    872,200
  1,700,000      672,200    714,700    757,200    799,700    842,200    884,700    927,200

     The Pension Plan Table above covers retirement benefits payable to the Named Executive Officers pursuant to (i) a noncontributory tax qualified pension plan (the "Pension Plan") providing monthly benefits upon retirement to eligible employees (employees become eligible to participate in the Pension Plan after attaining age 21 and completing twelve months of service and 1,000 hours of service during such twelve months), and (ii) a "Supplemental Retirement Plan" maintained solely for the purpose of providing retirement benefits for key employees in excess of the limitations on Pension Plan benefits imposed by the Code.

     Each year the Company contributes an amount to the Pension Plan that is actuarially determined. Retirement benefits are based on a participant's years of service and average monthly pay during the participant's five highest paid years out of the participant's last ten years of service prior to termination of employment, and benefits may be reduced by 50% of the participant's Social Security benefits. Normal retirement age is 65; early retirement can be taken at age 55 with 15 years of credited service.

     The Code limits the amount of the annual benefits that may be payable under the Pension Plan. For 1999, this limit was $130,000 per year. Such amounts payable under the Pension Plan would be reduced by any other benefit payable to a participant under any collectively bargained pension or pension plan to which the Company has contributed.

     The Supplemental Retirement Plan is nonqualified, noncontributory and unfunded, and is intended to be exempt from the participation, vesting, funding and fiduciary requirements of the Employee Retirement Income Security Act of 1974. Only persons whose annual, regular earnings are expected to be equal to or greater than the compensation limitation of Code Section 401(a)(17) ($160,000 in 1999) or such other dollar limitations as may be imposed by the Compensation and Stock Option Committee of the Company's Board of Directors may participate in the Supplemental Retirement Plan. The Compensation and Stock Option Committee reserves the right, however, to exclude an otherwise eligible employee from participating in the Supplemental Retirement Plan. All of the Named Executive Officers are participants in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides that each participant will receive for the remainder of his or her life an additional payment equal to the difference between (i) the amount the executive received under the Pension Plan and (ii) the full retirement income which the executive would have been entitled to receive under the Pension Plan had such Pension Plan income not been limited by the Code.

     For the Named Executive Officers, the sum of the amounts shown in the columns of the Summary Compensation Table labeled "Salary" and "Bonus" approximates the compensation used to calculate combined (total) retirement benefits under the Pension Plan and the Supplemental Retirement Plan. The Named Executive Officers have the following number of years of credited service to the Company for purposes of calculating retirement benefits: Larry L. Prince -- 41 years; Thomas C. Gallagher -- 29 years; George W. Kalafut -- 16 years; Robert J. Breci -- 37 years; and Robert E. McKenna -- 30 years.

     The Supplemental Retirement Plan provides that in the event of a "change of control" of the Company (as defined therein) (i) any participant whose employment is terminated without cause during the 24-month period following the change of control, and who has seven or more years of credited service for vesting purposes, shall be entitled to receive a lump sum payment equal to the actuarially determined value of the supplemental retirement income accrued by the participant as of the date of his or her termination; and (ii) any participant who has commenced receiving supplemental retirement income under the Supplemental Retirement Plan at the time of the change of control shall receive a lump sum payment equal to the actuarially determined value of his or her remaining supplemental retirement income. For purposes of these provisions, the Supplemental Retirement Plan states that actuarial equivalents shall be determined using an interest assumption of 6%.

1992 STOCK OPTION AND INCENTIVE PLAN AND 1999 LONG-TERM INCENTIVE PLAN

     The Company's 1992 Stock Option and Incentive Plan (the "1992 Plan") was approved by the shareholders at the 1992 Annual Meeting held on April 20, 1992. The 1992 Plan provides for the granting of options to purchase shares of the Company's Common Stock to key employees of the Company and its subsidiaries. The purchase price for shares of the Company's Common Stock subject to an option granted under the 1992 Plan may not be less than the fair market value of such shares on the date of grant of the option.

     The 1992 Plan provides for the granting of restricted stock to key employees of the Company. Restricted stock grants under the 1992 Plan may not be disposed of by the recipient until restrictions specified in the grant expire. Such restrictions may be based on a period of continuous employment, or contingent upon the attainment of certain business objectives or other quantitative or qualitative criteria. A holder of restricted stock has all of the rights of a shareholder of the Company, including the right to vote the restricted shares and the right to receive cash dividends.

     The Company's 1999 Long-Term Incentive Plan (the "1999 Plan") was approved by the shareholders at the 1999 Annual Meeting held on April 19, 1999. The 1999 Plan provides for the granting of a variety of incentive awards to employees, officers and directors of the Company and its subsidiaries, including stock options, restricted stock, performance units and other stock-based awards or interests relating to stock or cash. The purpose of the 1999 Plan is to promote the success of the Company by linking the personal interests of such employees, officers and directors to those of the shareholders, and by providing participants with an incentive for outstanding performance. Awards under the 1999 Plan may be granted on such terms as the Compensation Committee may approve. For example, vesting of awards may be based on a period of continuous employment, or contingent upon the attainment of certain business objectives or other quantitative or qualitative criteria. There are 9,000,000 shares reserved for issuance under the 1999 Plan.

GENUINE PARTNERSHIP PLAN

     The Company established, effective July 1, 1988, a qualified salary deferral plan pursuant to Code Section 401(k) (the "Partnership Plan"). The Partnership Plan is open to all employees, including executive officers. Employees who are normally scheduled to work 24 or more hours per week may participate in the 401(k) payroll deduction portion of the Partnership Plan on the first day of the month after the eligible employee completes three months of employment and attain age 18. Employees who are normally scheduled to work fewer than 24 hours per week may participate after attaining age 18 and completing twelve months of service and 1,000 hours of service during such twelve months ("Year of Service"). All Employees must complete a Year of Service and attain age 18 before becoming eligible for a Company matching contribution. Pursuant to the Partnership Plan, each participating employee is permitted to authorize payroll deductions of up to 6% of his or her total compensation during the calendar year (the "Basic Contributions"), and is permitted to make supplemental contributions of up to 10% of his or her total compensation during the calendar year (the "Supplemental Contributions"). An employee's aggregate contributions are subject to limits set by law. The Company makes matching contributions in cash or the Company's Common Stock equal to 20% of each participant's Basic Contributions. Participants become vested in the Company's matching contributions after completing three years of service. Participants are always 100% vested in their Basic and Supplemental Contributions.

EXECUTIVE DEFERRED COMPENSATION AGREEMENTS

     The Company has deferred compensation agreements with certain of the Company's executive officers under which each executive has agreed to reduce his salary in exchange for annual benefits upon retirement. The Company has purchased insurance policies out of its general assets to provide sufficient funds to pay the annual retirement benefits promised under the agreements. The Company is the owner and sole beneficiary of such policies. Amounts of compensation deferred pursuant to the deferred compensation agreements are included in the salaries of the Named Executive Officers disclosed in the Summary Compensation Table in the year such compensation is earned. Such compensation will not be included in such individuals' salary in the Summary Compensation Table in the later year in which he actually receives such compensation. The Named Executive Officers are entitled to the following amounts upon retirement or attaining age 65 under such deferred compensation agreements:
Larry L. Prince -- $35,000 annually with such amount guaranteed for 10 years; Thomas C. Gallagher -- $40,000 annually with such amount guaranteed for 10 years; and Robert J. Breci -- $40,000 annually with such amount guaranteed for 10 years.

     Each of the deferred compensation agreements provide that in the event of a change of control of the Company (as defined in the agreements), the officer (i) if he has not yet qualified for early retirement benefits, shall have the right to demand his withdrawal benefits (which is an amount approximately equal to the amount of salary deferred under the agreement by the officer) in a single lump sum payment, or (ii) if he has qualified for early retirement benefits or has begun receiving a retirement benefit under his deferred compensation agreement, shall have the right to demand his benefits in a single lump sum payment in an amount equal to the annual amount to which the officer is entitled times the number of years remaining in his life expectancy based on the actuarial assumptions used in connection with the Company's Pension Plan at that time, reduced to present value using 6% per annum.

TAX DEFERRED SAVINGS PLAN

     The Company established, effective as of January 1, 1993, a nonqualified, unfunded deferred compensation plan known as The Genuine Parts Company Tax-Deferred Savings Plan (the "Deferred Savings Plan"). The Deferred Savings Plan is open to all executive officers and certain other key employees. The Deferred Savings Plan permits participants to defer the receipt of bonuses until a specified date which must be at least two calendar years following the date the bonus would ordinarily be paid. Participants may defer up to 100% of their 1999 bonuses (to be received during 2000). Amounts of compensation deferred pursuant to the Deferred Savings Plan are included in the amounts disclosed in the Summary Compensation Table in the year such compensation is earned.

DIRECTORS' DEFERRED COMPENSATION PLAN

     The Company established, effective as of November 1, 1996, a nonqualified, unfunded deferred compensation plan known as the Genuine Parts Company Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan"). The Directors' Deferred Compensation Plan is open to all non-employee directors of the Company and permits participants to defer the receipt of all of their director fees and/or meeting fees until a specified date, which must be at least two calendar years following the date of the election to defer. Participants may elect to have the deferred amounts allocated to an interest bearing account or an account that is credited with Common Stock equivalents. Each participant may elect to receive payment of the deferred amounts in cash or shares of Common Stock.

                           TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS

     Effective February 13, 1989 (August 22, 1991 with respect to Mr. Kalafut), the Company entered into identical agreements ("Severance Pay Agreements") with certain executive officers, including Larry L. Prince, Thomas C. Gallagher, George W. Kalafut and Robert J. Breci. Each Severance Pay Agreement provides that following a change in the control of the Company (as defined in the agreements), if the executive officer's employment with the Company terminates, voluntarily or involuntarily, for any reason or for no reason, within two years after the change of control (but prior to the executive officer's reaching age
65), the executive officer will be entitled to receive the following severance payment:

          (1) If the executive officer is younger than age 62 at the time of termination of his employment, the executive officer shall receive an amount equal to one dollar less than a sum equal to three times his average annual compensation for the five full taxable years ending before the date of the change of control (the "Base Severance Amount"), or

          (2) If the officer is age 62 or older at the time of termination of his employment, he shall receive an amount computed by dividing the Base Severance Amount by 36, and multiplying the result of that division by the number of whole months between the date of termination of employment and the date the executive officer reaches age 65.

     In addition, if an executive officer incurs a federal excise tax with respect to any part or all of the amounts received pursuant to his Severance Pay Agreement, the Company is required to pay the executive officer a sum equal to such excise tax so incurred by the executive officer plus all excise taxes and federal, state and local income taxes incurred by the executive officer with respect to receipt of this additional payment. Furthermore, the Company has agreed to pay all legal fees and expenses incurred by an executive officer in the pursuit of the rights and benefits provided by his Severance Pay Agreement.

     These Severance Pay Agreements will remain in effect as long as each such executive officer remains employed by the Company.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return ("shareholder return") on the Company's Common Stock against the shareholder return of the S&P's 500 Stock Index and a Peer Group Composite Index (structured by the Company as set forth below) for the five year period commencing December 31, 1994 and ended December 31, 1999.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      GENUINE PARTS COMPANY, S&P 500 INDEX & PEER GROUP COMPOSITE INDEX** PERFORMANCE CHART

                                                  GENUINE PARTS COMPANY              S&P 500                   PEER INDEX
                                                  ---------------------              -------                   ----------
1994                                                     100.00                      100.00                      100.00
1995                                                     117.55                      137.58                      177.59
1996                                                     131.51                      169.17                      165.41
1997                                                     154.92                      225.61                      279.24
1998                                                     157.26                      290.09                      262.35
1999                                                     120.88                      351.13                      244.02

     Assumes $100 invested on December 31, 1994 in Genuine Parts Company Common Stock, S&P's 500 Stock Index (the Company is a member of the S&P 500 and its individual shareholder return went into calculating the S&P 500 results set forth in this performance graph), and a Peer Group Composite Index constructed by the Company as set forth below.
---------------

 * Total return assumes reinvestment of dividends.
** Fiscal year ending December 31.

     In constructing the Peer Group Composite Index ("Peer Index") for use in the performance graph above, the Company used the shareholder returns of various publicly held companies (weighted in accordance with each such company's stock market capitalization at December 31, 1994 and including reinvestment of dividends) that compete with the Company in four industry segments: automotive parts, industrial parts, office products and electrical/electronic materials (each group of companies included in the Peer Index as competing with the Company in a separate industry segment are hereinafter referred to as a "Peer Group"). Included in the automotive parts Peer Group are those companies making up the Dow Jones Automotive Parts & Equipment Industry Group (the Company is a member of such industry group and its individual shareholder return was included when calculating the Peer Index results set forth in this performance graph). Included in the industrial parts Peer Group are Applied Industrial Technologies, Inc. (formerly Bearings, Inc.) and Kaman Corporation, and included in the office products Peer Group is United Stationers Inc. The

Peer Index for 1998 and 1999 reflects the addition of electrical/electronic materials as a fourth industry segment, with the Company's acquisition of EIS, Inc. on July 1, 1998. Included in the electrical/electronic materials Peer Group for 1998 and 1999 is Avnet, Inc. (formerly Marshall Industries).

     In determining the Peer Index, each Peer Group for each industry segment was weighted to reflect the Company's annual net sales in each industry segment. Each industry segment of the Company comprised the following percentages of the Company's net sales for the fiscal years shown:

             INDUSTRY SEGMENT                1995     1996     1997     1998     1999
             ----------------                -----    -----    -----    -----    -----
Automotive Parts                             53.29%   52.58%   51.14%   49.33%   51.18%
Industrial Parts                             28.69%   29.34%   30.86%   30.37%   27.01%
Office Products                              18.02%   18.08%   18.00%   16.97%   15.26%
Electrical/Electronic Materials                 --       --       --     3.33%    6.55%

                    2. RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected Ernst & Young LLP as auditors for the Company for the current fiscal year ending December 31, 2000, subject to ratification by the shareholders. Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 1999, and representatives of that firm of independent accountants are expected to be present at the Annual Meeting of Shareholders. Ernst & Young LLP will have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

     Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting on this proposal will constitute ratification of the selection of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 1999, the Company had outstanding indebtedness to SunTrust Bank of approximately $357 million, which exceeded 5% of the Company's total consolidated assets at that date. Mr. Williams, who was an executive officer of SunTrust Banks, Inc. during 1999, is a director of the Company and serves on the Company's Compensation and Stock Option Committee.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company the copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $8,000 and reimbursement of certain expenses, and officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation will be by mail, telephone or personal contact.

                                 OTHER MATTERS

     Management does not know of any matters to be brought before the meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

     Whether or not you expect to be present at the meeting in person, please vote, sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States.

SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company intended to be presented for consideration at the 2001 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 1, 2000, in order to be included in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting of Shareholders. In addition, any shareholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2001 Annual Meeting of Shareholders, but is instead sought to be presented directly to the shareholders at the 2001 Annual Meeting, management will be able to vote proxies in its discretion if the Company either (i) receives notice of the proposal before the close of business on January 16, 2001 and advises shareholders in the proxy statement for the 2001 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, or (ii) does not receive notice of the proposal before the close of business on January 16, 2001.

                               (GPC & NAPA LOGOS)

PROXY


                              GENUINE PARTS COMPANY
   PROXY SOLICITED BY THE BOARD OF DIRECTORS OF GENUINE PARTS COMPANY FOR THE
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 2000

         The undersigned hereby appoints LARRY L. PRINCE and THOMAS C. GALLAGHER, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 17, 2000 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

                  (Continued and to be signed on reverse side)


                              FOLD AND DETACH HERE

                                                         Please mark
                                                         your votes as    / /
                                                         indicated in
                                                         this example.


1. Election of the following three nominees as Class II directors of Genuine Parts Company:

                     FOR all nominees             WITHHOLD
                      listed below               AUTHORITY
                   (except as marked to    to vote for all nominees
                       the contrary)            listed below

                          / /                       / /

IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE "FOR" PROPOSAL 1.

Nominees: Class II - Richard W. Courts, II, Larry L. Prince and James B.
          Williams

To withhold authority to vote for any individual nominee, write that nominee's name on the following line.

_______________________________________

2. Ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.


                         FOR            AGAINST          ABSTAIN

                         / /              / /               / /

IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE "FOR" PROPOSAL 2.


SHARES:

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)_______________________________________   Date:  ____________, 2000

IMPORTANT: Please sign this Proxy exactly as your name or names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                FOLD AND DETACH HERE